                                 SCHEDULE 14A

                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No.  )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                          Commission Only
                                             (as permitted by Rule 14a-
                                             6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         Coinmach Laundry Corporation



               (Name of Registrant as Specified In Its Charter)




                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3)Filing Party:

  (4) Date Filed:

[logo]

                         COINMACH LAUNDRY CORPORATION
                                55 Lumber Road
                            Roslyn, New York 11576

Dear Stockholder:

  On behalf of the Board of Directors of Coinmach Laundry Corporation, I cordially invite you to attend the Annual Meeting of Stockholders which will be held at The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina on Wednesday, July 28, 1999 at 11:00 A.M. Eastern Standard Time.

  I look forward to greeting you personally. The accompanying Proxy Statement describes the matters to be acted on at the meeting, and I urge you to read it carefully.

  At the meeting, you will be asked to vote on the matters described in the accompanying Notice and Annual Meeting and Proxy Statement, which include the election of two directors, the amendment of the Third Amended and Restated 1996 Employee Stock Option Plan and the appointment of Ernst & Young LLP as the Company's independent auditors.

  It is important that your shares be represented at the meeting regardless of the number of shares you may hold or whether or not you plan to attend in person. In order for your vote to be counted, you must attend the meeting in person or sign, date and return the enclosed proxy card in the envelope provided. If you do attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy. Whether or not you plan to attend in person, I urge you to sign and return the enclosed proxy card promptly.

                                          Sincerely,

                                          /s/ Stephen R. Kerrigan

                                          Stephen R. Kerrigan
                                          Chairman of the Board
                                          and Chief Executive Officer

Roslyn, New York
June 25, 1999

                         COINMACH LAUNDRY CORPORATION
                                55 Lumber Road
[logo]                      Roslyn, New York 11576


                               ----------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held July 28, 1999

                               ----------------

TO THE STOCKHOLDERS OF COINMACH LAUNDRY CORPORATION:

  NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Coinmach Laundry Corporation (the "Company") will be held on Wednesday, July 28, 1999, at 11:00 A.M. Eastern Standard Time, at The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina for the following purposes:

    (1) To elect two Class III directors of the Company to serve for the term expiring at the 2002 annual meeting of stockholders of the Company;

    (2) To approve an amendment to the Third Amended and Restated 1996 Employee Stock Option Plan;

    (3) To confirm the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year commencing April 1, 1999; and

    (4) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  NOTICE IS FURTHER GIVEN that the Company's Board of Directors has fixed June 10, 1999 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the Annual Meeting, at the Company's offices, located at 521 E. Morehead, Suite 590, Charlotte, North Carolina.

  If you would like to attend the Annual Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Annual Meeting a recent brokerage or bank statement or a letter from the nominee confirming your beneficial ownership of your shares. You must also bring a form of personal identification. In order to vote your shares at the Annual Meeting, you must obtain from the broker, bank or nominee a proxy issued in your name. Whether or not you plan to attend the Annual Meeting, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID RETURN ENVELOPE.

  The annual report of the Company on Form 10-K for the fiscal year ended March 31, 1999 is being mailed to all stockholders of record and accompanies the Proxy Statement to which this notice is attached.

                                          By Order of the Board of Directors
                                          Robert M. Doyle
                                          Secretary

Roslyn, New York
June 25, 1999

                         COINMACH LAUNDRY CORPORATION
                                55 Lumber Road
                            Roslyn, New York 11576

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                                 July 28, 1999

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (sometimes hereinafter referred to as the "Board" or the "Board of Directors") and management of Coinmach Laundry Corporation, a Delaware corporation, (the "Company") to be voted at the annual meeting of stockholders (the "Annual Meeting"), to be held on July 28, 1999 at 11:00 A.M. Eastern Standard Time, at The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina and at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

  This Proxy Statement and the enclosed form of proxy were first mailed to stockholders on or about June 28, 1999.

  All expenses incident to the solicitation of proxies, including the costs of preparing, assembling and mailing the proxy solicitation materials, will be paid by the Company. The Company has retained Corporate Investor Communications, Inc. to assist in distributing proxies for a fee of approximately $850, plus reimbursement of reasonable out-of-pocket expenses. Solicitation by mail, telephone, telecopier or personally may be effected by directors, officers and regular employees of the Company, for which they will receive no additional compensation. Brokerage houses, banks and other nominees, fiduciaries and custodians nominally holding shares of Common Stock as of the Record Date (each as hereinafter defined) will be requested to forward proxy solicitation materials to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable out-of-pocket expenses.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

Record Date and Share Ownership

  The Board of Directors has fixed the close of business on June 10, 1999 as the record date (the "Record Date") for the determination of the stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. The Company has two classes of common stock outstanding: (i) Class A common stock, par value $.01 per share (the "Common Stock"); and (ii) Class B non-voting common stock, par value $0.01 per share (the "Non-Voting Common Stock"). Holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 12,927,459 shares of Common Stock issued and outstanding and 240,324 shares of Non-Voting Common Stock issued and outstanding.

Voting and Quorum

  Each share of Common Stock, the only securities of the Company entitled to vote at the Annual Meeting, will be entitled to one vote at the Annual Meeting. Holders of Common Stock are not entitled to cumulate their votes on any matter to be considered at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding on the Record Date constitutes a quorum for the transaction of business at the Annual Meeting. Where a quorum is present, the vote of the holders of a majority of shares of Common Stock present in person or represented by proxy and entitled to vote will decide any question voted upon, and the two nominees for director receiving the highest number of votes (i.e., a plurality) will be elected as directors. Except as described below, if any votes are withheld, such withheld votes will be excluded entirely from the vote and will have no effect.

  Abstentions and broker non-votes (as hereinafter defined) are counted for the purpose of determining whether a quorum is present at the Annual Meeting. For the purpose of determining whether a proposal (except for the election of directors) has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy ("broker non-votes"), those shares of Common Stock will not be included in the vote totals and will have no effect on the vote.

Proxies and Revocation of Proxies

  Proxies in the enclosed form are solicited by the Board of Directors in order to provide each stockholder an opportunity to vote on all matters scheduled to be voted upon at the Annual Meeting, whether or not the stockholder attends in person. All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld or the holder has elected to abstain and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. In the absence of such specific directions, properly executed proxies will be voted "FOR" (i) the election of the nominees listed below under "ELECTION OF DIRECTORS" as Class III directors of the Company, (ii) the approval of an amendment to the Third Amended and Restated 1996 Employee Stock Option Plan (the "Option Plan"), and (iii) the confirmation of the appointment of Ernst & Young LLP as the Company's independent auditors for the current fiscal year. Any stockholder submitting a proxy has the power to revoke the proxy prior to its exercise. A proxy may be revoked (a) by delivering to the Secretary of the Company at or prior to the Annual Meeting an instrument of revocation or a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked or (b) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

                       SECURITY OWNERSHIP OF THE COMPANY

Voting Arrangements

  The Company and each of Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("GTCR"), the holder of 3,008,402 shares of Common Stock (or approximately 23.3% of the outstanding Common Stock entitled to vote at the Annual Meeting), MCS Capital, Inc., a corporation controlled by Mr. Kerrigan ("MCS"), the holder of 329,369 shares of Common Stock (or approximately 2.5% of the outstanding Common Stock entitled to vote at the Annual Meeting), Mitchell Blatt, the holder of 298,845 shares of Common Stock (or approximately 2.3% of the outstanding Common Stock entitled to vote at the Annual Meeting), President and Fellows of Harvard College ("Harvard"), the holder of 70,273 shares of Common Stock (or approximately 0.5% of the outstanding Common Stock entitled to vote at the Annual Meeting), and Robert M. Doyle, Michael E. Stanky, Charles Prato, James N. Chapman, Michael Marrus, David Tulkop, Russell Harrison, Sash A. and Mary Spencer, the holders of an aggregate of 175,104 shares of Common Stock (or approximately 1.4% of the outstanding Common Stock entitled to vote at the Annual Meeting), are parties to a Voting Agreement, dated July 23, 1996 (the "Voting Agreement"), pursuant to which such stockholders agreed to vote their shares of Common Stock so that the Board of Directors will consist of (i) two persons designated by GTCR (currently Messrs. Rauner and Donnini), (ii) two persons who are officers, employees or members of management of the Company and are designated by the holders of a majority of Common Stock held by executive officers of the Company (currently Messrs. Kerrigan and Blatt), (iii) two persons jointly designated by GTCR and Mr. Kerrigan (currently Mr. Chapman and Dr. Laffer), and (iv) one person designated by GTCR and approved by Mr. Kerrigan (currently Mr. Cerri).

Beneficial Ownership of Common Stock

  The following table sets forth the beneficial ownership of Common Stock as of June 10, 1999, by (i) each director of the Company; (ii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "EXECUTIVE COMPENSATION" below, (iii) each person known by the Company to own more than 5% of the outstanding shares of Common Stock; and
(iv) all directors and executive officers as a group. As of June 10, 1999, there were 12,927,459 shares of Common Stock outstanding. No director or executive officer of the Company owns any shares of Non-Voting Common Stock. The Company believes that, except as otherwise stated, the beneficial holders listed below have sole voting and investment power regarding the shares of Common Stock beneficially owned by them.

                                               Amount and Nature of Percent of
               Beneficial Owner                Beneficial Ownership  Class/1/
               ----------------                -------------------- ----------
Golder, Thoma, Cressey, Rauner, Fund IV,
 L.P. ........................................      3,008,402          23.3%
 6100 Sears Tower
 Chicago, IL 60606
Strong Capital Management, Inc................      1,609,800/2/       12.5%
 100 Heritage Reserve
 Menomonee Falls, WI 53051
Prudential Insurance Company of America.......      1,268,900/3/        9.8%
 751 Broad Street
 Newark, NJ 07102-3777
Robert Fleming, Inc...........................        869,519/4/        6.7%
 320 Park Avenue, 11th Floor
 New York, NY 10022
Capital Guardian Trust Company................        737,800/5/        5.7%
 333 South Hope Street, 52nd Flr.
 Los Angeles, CA 90071
The Goldman Sachs Group, L.P..................        722,600/6/        5.6%
 85 Broad Street
 New York, NY 10004
Officers and Directors
Stephen R. Kerrigan...........................        605,848/7/        4.4%
Mitchell Blatt................................        436,845/8/        3.3%
Robert M. Doyle...............................        184,979/9/        1.3%
Michael E. Stanky.............................        152,563/10/       1.1%
John E. Denson................................         24,548/11/        *
Bruce V. Rauner...............................      3,008,402/12/      23.3%
David A. Donnini..............................      3,008,402/13/      23.3%
James N. Chapman..............................         45,066/14/        *
Arthur B. Laffer..............................         45,000/15/        *
Stephen G. Cerri..............................         50,500/16/        *
All Officers and Directors as a group (10
 persons).....................................      4,553,751/17/      33.2%

--------
 * Percentage of shares beneficially owned does not exceed 1% of Common Stock outstanding.
 /1/Share percentage ownership is rounded to nearest tenth of 1% and reflects the effect of dilution as a result of outstanding options to the extent such options are, or within 60 days from June 10, 1999 will become, exercisable. Shares underlying any option which was exercisable on June 10, 1999 or becomes exercisable within the 60 day period thereafter are deemed outstanding only for purposes of computing the share ownership and share ownership percentage of the holder of such option.
 /2/Based on a report on Schedule 13G filed by Strong Capital Management, Inc.
   ("Strong") with the Securities and Exchange Commission ("SEC") on February 11, 1999. Strong has sole voting power as to 1,134,450 shares and sole investment power as to 1,609,800 shares.
 /3/Based on a report on Schedule 13G/A filed by Prudential Insurance Company of America ("Prudential") with the SEC on April 9, 1999. Prudential has sole voting power as to 478,000 shares and shared voting power as to 790,900 shares. Prudential has sole investment power as to 478,000 shares and shared investment power as to 790,900 shares.
 /4/Based on a report on Schedule 13G filed by Robert Fleming Inc. with the
   SEC on February 10, 1999.
 /5/Based on a report on Schedule 13G filed by Capital Guardian Trust Company
   ("Capital") with the SEC on February 12, 1999. Capital has sole voting power as to 726,900 shares and sole investment power as to 737,800 shares. Capital has disclaimed beneficial ownership of all shares pursuant to Rule 13d-4 of the Securities Exchange Act of 1934, as amended.
 /6/Based on a report on Schedule 13G filed by the Goldman Sachs Group, L.P.
   ("Goldman Sachs") with the SEC on February 12, 1999. Goldman Sachs has shared voting power as to 430,100 shares. Goldman Sachs has shared investment power as to 722,600 shares.
 /7/Includes shares beneficially owned by MCS, a corporation controlled by Mr.
   Kerrigan. Includes shares underlying options held by MCS to purchase an aggregate of 246,479 shares of Common Stock at an exercise price of $11.90 per share, all of which options are currently exercisable. Does not include shares underlying options held by MCS to purchase an aggregate of 61,619 shares of Common Stock at an exercise price of $11.90 per share, none of which options are currently exercisable nor become exercisable within the next 60 days. Includes shares underlying options held by Mr. Kerrigan to purchase an aggregate of (i) 20,000 shares of common stock at an exercise price of approximately $23.05 per share and (ii) 10,000 shares of Common Stock at an exercise price of $13.00 per share, all of which options are currently exercisable. Does not include shares underlying options held by Mr. Kerrigan to purchase an aggregate of (i) 30,000 shares of Common Stock at an exercise price of approximately $23.05 per share and (ii) 40,000 shares of Common Stock at an exercise price of $13.00 per share, none of which options are currently exercisable nor become exercisable within the next 60 days.
 /8/Includes shares underlying options to purchase an aggregate of (i) 40,000 shares of Common Stock at an exercise price of $11.90 per share, (ii) 80,000 shares of Common Stock at an exercise price of $14.00 per share,
   (iii) 12,000 shares of Common Stock at an exercise price of approximately $23.05 per share and (iv) 6,000 shares of Common Stock at an exercise price of $13.00 per share, all of which options are currently exercisable. Does not include shares underlying options to purchase an aggregate of 60,000 shares of Common Stock at an exercise price of $11.90 per share, (ii) 20,000 shares of Common Stock at an exercise price of $14.00 per share,
   (iii) 18,000 shares of Common Stock at an exercise price of approximately $23.05 per share and (iv) 24,000 shares of Common Stock at an exercise price of $13.00 per share, none of which options are currently exercisable nor become exercisable within the next 60 days.
 /9/Includes shares underlying options to purchase an aggregate of (i) 97,512 shares of Common Stock at an exercise price of $11.90 per share, (ii) 8,000 shares of Common Stock at an exercise price of approximately $23.05 per share and (iii) 4,000 shares of Common Stock at an exercise price of $13.00 per share, all of which options are currently exercisable. Does not include shares underlying options to purchase an aggregate of (i) 74,378 shares of Common Stock at an exercise price of $11.90 per share, (ii) 12,000 shares of Common Stock at an exercise price of approximately $23.05 per share and
   (iii) 16,000 shares of Common Stock at an exercise price of $13.00 per share, all of which options are not currently exercisable nor become exercisable within the next 60 days.
/10/Includes shares underlying options to purchase an aggregate of (i) 82,817 shares of Common Stock at an exercise price of $11.90 per share, (ii) 40,000 shares of Common Stock at an exercise price of $14.00 per share,
   (iii) 4,000 shares of Common Stock at an exercise price of approximately $22.31 per share and (iv) 2,000 shares of Common Stock at an exercise price of $13.00 per share, all of which options are currently exercisable. Does not include shares underlying options to purchase an aggregate of (i) 20,704 shares of Common Stock at an exercise price of $11.90 per share,
   (ii) 10,000 shares of Common Stock at an exercise price of $14.00 per share, (iii) 6,000 shares of Common Stock at an exercise price of approximately $22.31 per share and (iv) 8,000 shares of Common Stock at an exercise price of $13.00 per share, none of which options are currently exercisable nor become exercisable within the next 60 days.
/11/Represents shares underlying options to purchase an aggregate of (i)
   23,005 shares of Common Stock at an exercise price of $11.90 per share,
   (ii) 2,000 shares of Common Stock at an exercise price of approximately $22.31 per share and (iii) 2,000 shares of Common Stock at an exercise price of $13.00 per share, all of which options are currently exercisable. Does not include shares underlying options to purchase an aggregate of (i) 5,751 shares of Common Stock at an exercise price of $11.90 per share, (ii) 3,000 shares of Common Stock at an exercise price of approximately $22.31 per share and (iii) 8,000 shares of Common Stock at an exercise price of $13.00 per share, none of which options are currently exercisable nor become exercisable within the next 60 days.
/12/All such shares are held by GTCR, of which GTCR IV, L.P. ("GTCR IV"), is the general partner. Mr. Rauner is a principal of Golder, Thoma, Cressey, Rauner, Inc., the general partner of GTCR IV. Mr. Rauner disclaims beneficial ownership of such shares.
/13/All such shares are held by GTCR, of which GTCR IV is the general partner.
   Mr. Donnini is a principal of Golder, Thoma, Cressey, Rauner, Inc., the general partner of GTCR IV. Mr. Donnini disclaims beneficial ownership of such shares.
/14/Includes shares underlying options to purchase an aggregate of (i) 23,005 shares of Common Stock at an exercise price of $11.90 per share, and (ii) 12,500 shares of Common Stock at an exercise price of approximately $22.31 per share, all of which options are currently exercisable. Does not include shares underlying options to purchase an aggregate of (i) 5,751 shares of Common Stock at an exercise price of $11.90 per share, and (ii) 18,744 shares of Common Stock at an exercise price of approximately $22.31 per share, none of which options are currently exercisable nor become exercisable within the next 60 days.

/15/Represents shares underlying options to purchase an aggregate of 45,000 shares of Common Stock at an exercise price of $14.00 per share, all of which options are currently exercisable. Does not include shares underlying options to purchase an aggregate of 15,000 shares of Common Stock at an exercise price of $14.00 per share, none of which options are currently exercisable nor become exercisable within the next 60 days.
/16/Represents shares underlying options to purchase an aggregate of 45,000 shares of Common Stock at an exercise price of $14.00 per share, all of which options are currently exercisable. Does not include shares underlying options to purchase an aggregate of 15,000 shares of Common Stock at an exercise price of $14.00 per share and, none of which options are currently exercisable nor become exercisable within the next 60 days.
/17/In calculating the shares beneficially owned by executive officers and directors as a group, 3,008,402 shares of Common Stock owned by GTCR and included in the beneficial ownership amounts of each of Messrs. Rauner and Donnini are included only once. In calculating the percentage of shares beneficially owned by executive officers and directors as a group, the shares of Common Stock underlying all options which are currently exercisable or become exercisable within the next 60 days are deemed outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq National Market. Officers, directors and ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Except as disclosed below, the Company believes, based solely on its review of copies of such Section 16(a) forms received by it and based on written representations from certain persons, that no other reports were required to be filed by such person, that, during the Company's most recently completed fiscal year, all filing requirements applicable to its officers, directors, and ten percent stockholders were complied with. A beneficial ownership report on Form 5 was not timely filed under Section 16(a) on behalf of Mr. Chapman with respect to the grant of certain options, which report was subsequently filed.

                             ELECTION OF DIRECTORS

  The Board is divided into three classes of directors. Each class of directors is elected to serve for a term of three years, so that the terms of office of approximately one-third of the directors will expire each year. At the Annual Meeting, two directors are to be elected in Class III to hold office until the 2002 annual meeting of stockholders or until their successors are elected and qualified. The persons designated as nominees for election as directors in Class III are Mitchell Blatt and Bruce V. Rauner. Each of such nominees is currently a director of the Company.

  Should any one or more of these nominees become unable to serve for any reason, or will not serve, the Board may, unless the Board by resolution provides for a lesser number of directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of such substitute nominee or nominees.

  Certain information with respect to each of the nominees and directors relating to principal occupations and directorships, and the approximate number of shares of Common Stock beneficially owned by them, directly or indirectly, has been furnished to the Company by such nominees and directors.

  The Board of Directors unanimously recommends that the stockholders vote "FOR" the proposal to elect the nominees as Class III directors of the Company.

              Name, Principal Occupation for the Past                           Director
                     Five Years, Directorships                          Age      Since
              ---------------------------------------                ---------  --------
                  CLASS III DIRECTOR NOMINEES FOR
                       TERM EXPIRING IN 2002

Mitchell Blatt. Mr. Blatt has been President and Chief Operating         47       1995
Officer of the Company since April 1996 and of Coinmach
Corporation, a wholly-owned subsidiary of the Company ("Coinmach"), since November 1995. Mr. Blatt was the President and Chief
Operating Officer of The Coinmach Corporation ("TCC") from January
1995 to November 1995./1/ Mr. Blatt has been a director of the
Company and Coinmach since November 1995. Mr. Blatt joined TCC's predecessor, Coinmach Industries Co., L.P. , as Vice President-
General Manager in 1982 and was Vice President and Chief Operating
Officer from 1988 to 1994.

Bruce V. Rauner. Mr. Rauner has been a director of the Company           43       1995
since April 1995. Mr. Rauner was a director of Coinmach from
November 1995 to November 1996 and a director of TCC from January
1995 to November 1995. Mr. Rauner has been a Principal and General
Partner with GTCR since 1984, where he is responsible for
originating and making new investments, monitoring portfolio companies and recruiting and training associates. Mr. Rauner serves as a director of Metamor Worldwide, Inc., Esquire Communications
Ltd., Lason Systems, Inc., Polymer Group, Inc., Province Healthcare
Company and AnswerThink Consulting Group, Inc.

                    INCUMBENT CLASS I DIRECTORS
                    WHOSE TERMS EXPIRE IN 2000

Stephen R. Kerrigan. Mr. Kerrigan has been Chief Executive Officer       45       1995
of the Company since April 1996 and of Coinmach since November
1995. Mr. Kerrigan was President and Treasurer of Solon Automated
Services, Inc. ("Solon") and the Company from April 1995 until
April 1996, and Chief Executive Officer of TCC from January 1995 until November 1995. Mr. Kerrigan has been a director and Chairman of the Board of the Company since April 1995 and of Coinmach since
November 1995. Mr. Kerrigan was a director of TCC from January 1995 to November 1995 and a director of Solon from April 1995 to
November 1995. Mr. Kerrigan served as Vice President and Chief
Financial Officer of TCC's predecessor, Coinmach Industries Co.,
L.P., from 1987 to 1994.

David A. Donnini. Mr. Donnini has been a director of the Company         34       1995
since April 1995. Mr. Donnini was a director of Coinmach from
November 1995 to November 1996 and a director of TCC from January
1995 to November 1995. Mr. Donnini has been a Principal of GTCR since 1993. From 1991 to 1993, Mr. Donnini was an Associate with
GTCR. Mr. Donnini also serves as a director of Polymer Group, Inc.

--------
/1/On.November 30, 1995, TCC merged with and into Solon (the "Merger") and entered into a series of refinancing transactions, whereupon the surviving corporation changed its name to "Coinmach Corporation." Coinmach Corporation is the principal operating subsidiary of the Company.

              Name, Principal Occupation for the Past                           Director
                     Five Years, Directorships                          Age      Since
              ---------------------------------------                ---------  --------
                   INCUMBENT CLASS III DIRECTORS
                    WHOSE TERMS EXPIRE IN 2001

Dr. Arthur B. Laffer. Dr. Laffer has been a director of the Company      58       1996
since September 1996. Dr. Laffer is a director of Mastec, Inc.,
Nicholas Applegate Mutual Funds, Nicholas Applegate Growth Equity
Funds, Oxigene, Inc., Neff Corporation and United States Filter
Corporation. Dr. Laffer has been Chairman and Chief Executive
Officer of Laffer Associates, an economic consulting firm, since
1979, Chief Executive Officer of Calport Asset Management, Inc., a
money management firm, since 1992 and Chief Executive Officer of
Laffer Advisors, Inc., a subsidiary of Laffer Associates, and a registered broker-dealer and investment advisor since 1985.

Stephen G. Cerri. Mr. Cerri has been a director of the Company           63       1996
since September 1996. Mr. Cerri was Chairman and Chief Executive
Officer of Alinabal Holdings Corporation, manufacturer of electro-
mechanical and mechanical products, from November 1987 until
February 1999. He also serves as a director for three privately held companies and has his own general business consulting firm, C4
Associates, Inc.

James N. Chapman. Mr. Chapman has been a director of the Company         37       1995
since April 1995. Mr. Chapman is presently a Vice President--
Investment Banking with The Renco Group, Inc., a private holding company. Mr. Chapman was a Principal of Fieldstone Private Capital
Group, L.P. a financial services company, from its inception in
1990 to May 1996. Mr. Chapman was a director of Coinmach from
November 1995 to November 1996 and a director of TCC from January
1995 to November 1995.

Meetings and Committees of the Board of Directors

 Committees of the Board

  The Board has three standing committees: (i) an Audit Committee, (ii) a Compensation Committee, and (iii) a Plan Administration and Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

  Audit Committee. The Audit Committee is charged with recommending the appointment of the Company's independent auditors, consulting with the independent auditors and reviewing the results of internal audits, independent audits, and the audit report with the independent auditors engaged by the Company. Further, the Audit Committee is empowered to make independent investigations and inquiries into all financial reporting or other financial matters of the Company, as it deems necessary. The members of the Audit Committee are Dr. Laffer and Messrs. Cerri and Chapman.

  Compensation Committee. The Compensation Committee reviews and recommends to the Board the compensation of executive officers and the adoption of any compensation plans in which executive officers are eligible to participate. The members of the Compensation Committee are Dr. Laffer and Messrs. Donnini and Cerri.

  Plan Administration and Compensation Committee. The Plan Administration and Compensation Committee administers the Option Plan and reviews and recommends to the Board the awards or grants to be made thereunder. The committee will also administer the 1998 Employee Stock Purchase Plan. The members of the Plan Administration and Compensation Committee are Messrs. Donnini and Rauner.

 Compensation of Directors

  Management directors receive no cash remuneration for their service as directors, other than reimbursement of reasonable travel and related expenses for attendance at Board meetings. Beginning in the current fiscal year, certain independent directors will receive an annual retainer of $12,500 and a per meeting fee of $1,000. Each of Messrs. Cerri and Laffer, upon becoming directors of the Company, were granted options to purchase 60,000 shares of Common Stock at exercise prices equal to the fair market value of Common Stock on the date of grant, which options vest in four equal annual installments commencing on the date of grant. The Company paid Mr. Chapman, a director of the Company, certain fees during the past fiscal year for general financial advisory and investment banking services. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Management and Consulting Services."

 Attendance at Board of Directors and Committee Meetings

  During the fiscal year ended March 31, 1999, the Board of Directors of the Company held three regularly scheduled meetings and three special meetings. The Compensation Committee met or took action by unanimous written consent twice during the past fiscal year. The Plan Administration and Compensation Committee met or took action by unanimous written consent twice during the past fiscal year. The Audit Committee met once during the past fiscal year. Each director of the Company attended at least 75% of the Board and committee meetings that such director was required to attend.

                              EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the executive officers of the Company:

           Name           Age Title
           ----           --- -----
                              Chairman of the Board and Chief Executive
 Stephen R. Kerrigan.....  45 Officer, Director
 Mitchell Blatt..........  47 President, Chief Operating Officer, Director
                              Chief Financial Officer, Senior Vice President,
 Robert M. Doyle.........  42 Treasurer, Secretary
 John E. Denson..........  61 Senior Vice President--Corporate Development
 Michael E. Stanky.......  47 Senior Vice President

  For additional information regarding Messrs. Kerrigan and Blatt see "ELECTION OF DIRECTORS" above.

  Mr. Doyle has been Chief Financial Officer, Senior Vice President, Treasurer and Secretary of the Company since April 1996 and of Coinmach since November 1995. Mr. Doyle has been a director of Coinmach since November 1995. Mr. Doyle served as Vice President, Treasurer and Secretary of TCC from January 1995 to November 1995. Mr. Doyle joined TCC's predecessor in 1987 as Controller. In 1988, Mr. Doyle became Director of Accounting, and was promoted in 1989 to Vice President and Controller.

  Mr. Denson has been Senior Vice President of the Company since April 1996 and of Coinmach since November 1995. Mr. Denson was Senior Vice President, Finance of Solon from June 1987 until November 1995. Mr. Denson has served as an officer of Solon under various titles since 1973, and served as a director and Co-Chief Executive Officer of Solon from November 1994 to April 1995.

  Mr. Stanky has been Senior Vice President of the Company since April 1996 and of Coinmach since November 1995. Mr. Stanky was a Senior Vice President of Solon from July 1995 to November 1995. Mr. Stanky served Solon in various capacities since 1976, and in 1985 was promoted to Area Vice President responsible for Solon's South-Central Region. Mr. Stanky served as a Co-Chief Executive Officer of Solon from November 1994 to April 1995.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth all compensation awarded to, earned by or paid to the Chief Executive Officer and the next four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for all services rendered in all capacities for the fiscal years ended March 28, 1997, March 31, 1998 and March 31, 1999. In March 1998, the Company changed its fiscal year end from the 52 or 53 week period ending on the last Friday of March to the twelve consecutive months ending March 31.

                                      Annual              Long-term
                                   Compensation          Compensation
                           ----------------------------  ------------
                                                            Common
                                                            Stock
                                           Other Annual   Underlying    All other
Name and Principal  Fiscal Salary   Bonus  Compensation    Options     Compensation
     Position        Year    ($)     ($)       ($)           (#)           ($)
------------------  ------ ------- ------- ------------  ------------  ------------
Stephen R.
 Kerrigan            1999  350,000 400,000   121,740/1/     50,000        2,121/10/
 Chief
 Executive           1998  350,000 400,000    83,870/2/        --         1,929/10/
 Officer             1997  330,841 400,000    97,161/3/    308,098/4/     1,875/10/
Mitchell
 Blatt               1999  300,773 150,000    65,575/5/     30,000        1,957/10/
 President,
 Chief               1998  268,530 280,000    62,680/6/    100,000        2,073/10/
 Operating
 Officer             1997  238,942 112,000    59,693/7/    100,000        1,875/10/
Robert M.
 Doyle               1999  175,000  87,500       --         20,000        1,190/10/
 Chief
 Financial           1998  169,438 175,000       --        100,000        2,030/10/
 Officer             1997  149,997  62,500       --         71,890        1,875/10/
John E.
 Denson              1999  125,500  25,000    44,068/8/      5,000        1,359/10/
 Senior Vice         1998  125,000  30,000    68,768/9/        --         1,586/10/
 President           1997  125,859  25,000       --         28,756        1,149/10/
Michael E.
 Stanky              1999  175,000  87,500       --         10,000        1,928/10/
 Senior Vice         1998  164,793 175,000       --        153,521        2,145/10/
 President           1997  150,500  37,500       --            --         1,188/10/

--------
 /1/ Includes $98,118 in forgiven indebtedness; $3,750 in interest, calculated at a rate of 7.5% per annum on a loan made by the Company to Mr. Kerrigan; $4,265 in automobile allowance; $14,500 in club membership; and $1,107 in life insurance premiums paid by the Company on behalf of Mr. Kerrigan.
 /2/ Includes $45,393 in forgiven indebtedness; $3,750 in interest, calculated at a rate of 7.5% per annum on a loan made by the Company to Mr. Kerrigan; $26,593 for reimbursement of certain out-of-pocket relocation expenses; $3,643 in automobile allowances; $3,335 in club membership fees; and $1,156 in life insurance premiums paid by the Company on behalf of Mr. Kerrigan.
 /3/ Includes $45,109 in forgiven indebtedness; $3,750 in interest, calculated at a rate of 7.5% per annum on a loan made by the Company to Mr. Kerrigan; $40,385 for reimbursement of certain out-of-pocket relocation expenses; $4,554 in automobile allowances; $2,424 in club membership fees; and $939 in life insurance premiums paid by the Company on behalf of Mr. Kerrigan.
 /4/ Options are held by MCS, a corporation controlled by Mr. Kerrigan.
 /5/ Includes $48,118 in forgiven indebtedness; $3,312 in automobile allowances; $13,300 in club membership fees; and $845 in life insurance premiums paid by the Company on behalf of Mr. Blatt.
 /6/ Includes $45,393 in forgiven indebtedness; $3,687 in automobile allowances; $12,700 in club membership fees; and $900 in life insurance premiums paid by the Company on behalf of Mr. Blatt.
 /7/ Includes $45,109 in forgiven indebtedness; $4,231 in automobile allowances; $9,600 in club membership fees; and $733 in life insurance premiums paid by the Company on behalf of Mr. Blatt.
 /8/ Includes $20,000 in forgiven indebtedness; $1,900 in interest, calculated at a rate of 9.5% per annum on a loan made by the Company to Mr. Denson; $19,577 for reimbursement of certain out-of-pocket relocation expenses; $1,525 in automobile allowances; and $1,066 in life insurance premiums paid by the Company on behalf of Mr. Denson.
 /9/ Includes $1,520 in imputed interest, calculated at a rate of 9.5% per annum, on an interest free loan made by the Company to Mr. Denson; $48,691 for reimbursement of certain out-of-pocket relocation expenses; $796 in automobile allowances; $984 in life insurance premiums paid by the Company on behalf of Mr. Denson; and $16,757 in net proceeds from the exercise of options and sale of 2,457 underlying shares of Common Stock in the Secondary Offering in December 1997 (equal to the difference between the applicable exercise price of such options and the sale price of the underlying shares of Common Stock, net of commissions).

/10/ Represents matching contributions made by the Company to the Profit
 Sharing Plan.

Employment Contracts

  Employment Agreements of Stephen R. Kerrigan, Mitchell Blatt and Robert M. Doyle. On January 31, 1995, TCC and each of Stephen R. Kerrigan, Mitchell Blatt and Robert M. Doyle (each, a "Senior Manager"), entered into Senior Management Agreements (collectively, the "Senior Management Agreements"). In connection with the Merger, the obligations of TCC under the Senior Management Agreements were assumed by Coinmach and certain amendments to such agreements were effected pursuant to the Omnibus Agreement, dated as of November 30, 1995 (the "Omnibus Agreement"). The Senior Management Agreements (after giving effect to base salary increases thereunder) provided for annual base salaries of $350,000, $300,000 and $175,000 for each of Messrs. Kerrigan, Blatt and Doyle, respectively, which amounts are reviewed annually by the Board. During the fiscal year ended March 31, 1999, the Compensation Committee approved of annual base salaries for each of Messrs. Blatt and Doyle of $300,000 and $175,000, respectively. The Board, in its sole discretion, may grant each Senior Manager an annual bonus. Each Senior Management Agreement is terminable at the will of the Senior Managers or at the discretion of the Board. Senior Managers are entitled to severance pay upon termination of their employment. If employment is terminated by the Company without Cause (as defined in the Senior Management Agreements) and no event of default has occurred under any bank credit facility to which the Company is a party, Senior Managers are entitled to receive severance pay in an amount equal to 1.5 times their respective annual base salaries then in effect, payable in 18 equal monthly installments. If employment is terminated by the Company and an event of default has occurred and is continuing under any bank credit facility to which the Company is a party, Senior Managers are entitled to receive severance pay in an amount equal to their respective annual base salaries then in effect, payable in 12 equal monthly installments. Under limited circumstances, Senior Managers are entitled to receive half of the severance pay to which they are otherwise entitled if employment with the Company is terminated by them.

  Employment Agreement of John E. Denson. The Company entered into an employment agreement with Mr. Denson, dated as of September 5, 1996, for a term of one year which is automatically renewable each year for successive one-year terms. Such agreement provided for an annual base salary of $110,000, commencing January 1, 1997, which amount is to be reviewed each December by the Board. During the fiscal year ended March 31, 1999, the Compensation Committee approved an annual base salary for Mr. Denson of $125,000. The Board may, in its discretion, grant Mr. Denson a performance-based annual bonus. The agreement is terminable at the will of Mr. Denson or at the discretion of the Board. Under the terms of such employment agreement, Mr. Denson is entitled to receive severance pay upon termination of employment by the Company without Cause (as defined in such agreement) in an amount equal to the greater of $110,000 or his annual base salary then in effect.

  Employment Agreement of Michael E. Stanky. On July 1, 1995, the Company entered into an employment agreement with Mr. Stanky which provided for an annual base salary of $150,000. The terms and conditions of Mr. Stanky's employment agreement are substantially similar to those contained in the Senior Management Agreements. During the fiscal year ended March 31, 1999, the Compensation Committee approved an annual base salary for Mr. Stanky of $175,000.

  Change in Control Arrangements--Stock Options. In the event of a "change of control" of the Company, all outstanding stock options granted to MCS, a corporation controlled by Mr. Kerrigan, and Messrs. Doyle and Blatt will become exercisable in full. Pursuant to the applicable stock option agreements, a "change in control" shall occur when (i) the Company at any time ceases to own directly 100% of the capital stock of Coinmach, (ii) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), excluding Golder, Thoma, Cressey, Rauner Inc. or any entity controlled thereby ("GTCR"), is or becomes the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of a greater percentage of Common Stock than is owned by GTCR at such time, (iii) the Board ceases to consist of a majority of the directors of the Company on January 8, 1997 and such other directors (collectively, the "Continuing Directors") whose nomination for election to the Board is recommended by the then Continuing Directors, or (iv) the Company or Coinmach (or any successor of the Company or Coinmach by merger or other business combination) at any time sells all or substantially all of its assets.

401(k) Savings Plan

  The Company offers a 401(k) savings plan (the "401(k) Plan") to all current eligible employees of the Company who have completed one year of service. Pursuant to the 401(k) Plan, eligible employees may defer from 2% up to 15% of their salaries up to a maximum level imposed by applicable federal law ($10,000 in 1999). The percentage of compensation contributed to the plan is deducted from each eligible employee's salary and considered tax-deferred savings under applicable federal income tax law. Pursuant to the 401(k) Plan, the Company contributes increasing matching contribution amounts, based upon the number of years of service completed by eligible participants, up to a maximum contribution of 1.5% of an eligible employee's salary (subject to the Internal Revenue Code limitation on compensation taken into account for such purpose). Matching contribution percentages range from 5% for one to two years of service up to 25% for five or more years of service, of the amount contributed to the 401(k) Plan by the respective eligible employee. Eligible employees become vested with respect to matching contributions made by the Company pursuant to a vesting schedule based upon an eligible employee's years of service. After two years of service, an eligible employee is 20% vested in all matching contributions made to the 401(k) Plan. Such employee becomes vested in equal increments thereafter through the sixth year of service, at which time such employee becomes 100% vested. Eligible participants are always 100% vested in their own contributions, including investment earnings on such amounts.

  The Company made the following matching contributions during its fiscal year ended March 31, 1999 to the Named Executive Officers appearing in the Summary Compensation Table above: Mr. Kerrigan $2,121; Mr. Blatt $1,957; Mr. Doyle $1,190; Mr. Denson $1,359; and Mr. Stanky $1,928.

Option Grants in Last Fiscal Year

  The following table sets forth certain information concerning grants of stock options approved by the Plan Administration and Compensation Committee and made during the fiscal year ended March 31, 1999 to each of the Named Executive Officers.

                                                       Market
                                                       Price
                                   Percentage           Per                Potential Realizable
                                    of Total           Share             Value at Assumed Annual
                                    Options   Exercise   on                Rates of Share Price
                                   Granted to  Price    Date             Appreciation for Option
                         Number of Employees    Per      of                    Term ($)/2/
                          Options  in Fiscal   Share   Grant  Expiration ------------------------
Name                      Granted   Year/1/     ($)     ($)      Date      0%      5%      10%
----                     --------- ---------- -------- ------ ---------- ------ ------- ---------
Stephen R. Kerrigan..... 50,000/3/    20.1%    23.05   23.13   7/14/08    3,960 731,119 1,846,725
 Chief Executive Officer
Mitchell Blatt.......... 30,000/4/    12.1%    23.05   23.13   7/14/08    2,376 438,672 1,108,035
 President, Chief
  Operating Officer
Robert M. Doyle......... 20,000/5/     8.1%    23.05   23.13   7/14/08    1,584 292,448   738,690
 Chief Financial Officer
Michael E. Stanky....... 10,000/6/     4.0%    22.31   25.94    5/4/08   36,286 199,409   449,671
 Senior Vice President
John E. Denson..........  5,000/7/     2.0%    22.31   25.94    5/4/08   18,143  99,704   224,836
 Senior Vice President

--------
/1/A total of 248,500 options were granted to employees of the Company during the fiscal year ended March 31, 1999.
/2/These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future market performance of Common Stock and the date on which the options are exercised. The values represented in this table may not necessarily be achieved.
/3/10,000 shares underlying the options are immediately exercisable, and the remaining shares become exercisable in four equal annual installments commencing on July 14, 1999.
/4/6,000 shares underlying the options are immediately exercisable, and the remaining shares become exercisable in four equal annual installments commencing on July 14, 1999.
/5/4,000 shares underlying the options are immediately exercisable, and the remaining shares become exercisable in four equal annual installments commencing on July 14, 1999.
/6/2,000 shares underlying the options are immediately exercisable, and the remaining shares become exercisable in four equal annual installments commencing on May 4, 1999.
/7/1,000 shares underlying the options are immediately exercisable, and the remaining shares become exercisable in four equal annual installments commencing on May 4, 1999.

Fiscal Year-End Options and Option Values

  The following table presents certain information relating to the number and value of unexercised stock options beneficially owned by each Named Executive Officer as of March 31, 1999. None of the Named Executive Officers who owned options to purchase Common Stock during the fiscal year ended March 31, 1999 exercised any of such options during such period.

                            Number of Securities          Value of Unexercised
                           Underlying Unexercised         in-the-Money Options
                         Options at Fiscal Year End        at Fiscal Year End
                                     (#)                         ($) /1/
                         -----------------------------  -------------------------
          Name           Exercisable    Unexercisable   Exercisable Unexercisable
          ----           -------------  --------------  ----------- -------------
Stephen R. Kerrigan         184,860/2/      123,238/2/        0            0
 Chief Executive Officer     10,000/3/       40,000/3/        0            0
Mitchell Blatt                6,000/3/       24,000/3/        0            0
 President, Chief
  Operating Officer          40,000/4/       60,000/4/        0            0
                             60,000/5/       40,000/5/        0            0
Robert M. Doyle              43,134/2/       28,756/2/        0            0
 Chief Financial Officer      4,000/3/       16,000/3/        0            0
                             40,000/4/       60,000/4/        0            0
John E. Denson               14,797/2/       11,502/5/        0            0
 Senior Vice President        1,000/6/        4,000/6/        0            0
Michael E. Stanky            62,113/2/       41,408/2/        0            0
 Senior Vice President       30,000/5/       20,000/5/        0            0
                              2,000/6/        8,000/6/        0            0

--------
/1/The value of unexercised in-the-money options, whether or not exercisable, equals the difference between the fair market value of such options at fiscal year-end and the exercise price of such options. The closing price per share of Common Stock as reported on the Nasdaq National Market on March 31, 1999 was $10.25. The exercise price per share of options granted on July 23, 1996 (the "July Options") and options granted on September 5, 1997 (the "September Options") is $11.90. The exercise price per share of options granted on August 8, 1996 is $14.00. Accordingly, as of March 31, 1999, all of the unexercised options held by the Named Executive Officers were out-of-the-money.
/2/These options were granted on July 23, 1996 and are exercisable at an exercise price of $11.90 per share.
/3/These options were granted on July 14, 1998 and are exercisable at an exercise price of approximately $23.05 per share.
/4/These options were granted on September 5, 1997 and are exercisable at an exercise price of $11.90 per share.
/5/These options were granted on August 8, 1996 and are exercisable at an exercise price of $14.00 per share.
/6/These options were granted on May 4, 1998 and are exercisable at an exercise price of approximately $22.31 per share.

Compensation Committee Interlocks and Insider Participation

  During the fiscal year ended March 31, 1999, the Compensation Committee was comprised of Dr. Laffer and Messrs. Cerri and Donnini. None of Dr. Laffer or Messrs. Cerri and Donnini have been an employee or officer of the Company or any of its subsidiaries. Mr. Donnini is principal of Golder, Thoma, Cressey, Rauner, Inc., the general partner of GTCR IV.

Report of the Compensation Committee on Executive Compensation

  The Compensation Committee of the Board of Directors, none of the members of which is employed by the Company, reviews, evaluates and approves the structure and implementation of the Company's compensation system for executive officers. The Compensation Committee also determines the form and amount of compensation for the chief executive officer and other executive officers. Dr. Laffer and Messrs. Cerri and Kerrigan served on the Compensation Committee until November 1, 1996, at which time the Compensation Committee was reconstituted at the direction of the Board of Directors and is presently comprised of Dr. Laffer and Messrs. Cerri and Donnini. The Board also maintains a Plan Administration and Compensation Committee consisting of Messrs. Donnini and Rauner, each of whom qualify as an "outside director" for purposes of

Section 162(m) of the Internal Revenue Code of 1986, as amended, which is authorized to take action with respect to stock option grants under the Option Plan and the 1998 Employee Stock Purchase Plan.

 The Executive Compensation Program

  The executive compensation program is a performance and rewards compensation system consisting of base salaries and incentives (annual and long-term) that pay executives for the achievement of levels of performance designed to increase the stockholder value of the Company. The system also enables the Company to hire, retain and motivate high-quality executives who meet the immediate business challenges and improve the performance of the Company and is designed to pay base salaries and provide total compensation opportunities which reward each executive for such executive's contributions to the Company's successes.

  While the Compensation Committee may rely upon quantitative measures or other measurable objective criteria, such as earnings or other indicia of financial performance, in reaching compensation determinations, the Compensation Committee evaluates executive performance and reaches compensation decisions based upon a subjective and careful analysis of each executive's specific contributions to the Company as well as the recommendations of the Company's chief executive officer.

  The Company does not require its officers to own any amount of Common Stock, nor does the Company maintain a stock retention policy for officers. However, it is the Compensation Committee's belief that the substantial voluntary stock ownership position of the Company's executive officers is an extremely strong indication of the alignment of the Company's officers' interest with that of the Company's stockholders.

 Base Salaries

  In determining the base salaries of executive officers, the Compensation Committee takes into consideration the level of responsibility and experience of each executive officer and the knowledge and skill required. Each year, the executive's performance is evaluated and any base salary adjustment is based on an evaluation of the individual's performance and contribution. Each year, the chief executive officer makes recommendations with respect to salary adjustments for all executive officers, which recommendations are reviewed, modified where appropriate and approved or rejected by the Compensation Committee. During the fiscal year ended March 31, 1999, the Compensation Committee approved annual base salaries for each of Messrs. Blatt, Doyle, Stanky and Denson of $300,000, $175,000, $175,000 and $125,000, respectively.

 Annual Incentives

  The Compensation Committee grants bonuses to executive officers in recognition of their efforts to position the Company to achieve future growth. For example, since the beginning of the last fiscal year, the Company successfully consummated the acquisition of a number of local, regional and multi-regional route operators, which acquisitions contributed significantly to the increase of the Company's installed-machine base and to the increase in the Company's pro forma revenues. After reviewing individual performances, the chief executive officer makes recommendations with respect to bonuses and other incentive awards. These recommendations are reviewed and, to the extent determined appropriate, approved by the Compensation Committee. Annual incentive awards in respect of performance during the past fiscal year have not yet been determined by the Compensation Committee.

 Long-Term Incentives

  Stock option grants under the Option Plan are made to provide performance-based incentives that reward executives as stockholder value increases. This long-term incentive opportunity is also intended to promote a sense of ownership on the part of executives and key employees and to establish alignment with stockholders. During the fiscal year ended March 31, 1999, the Compensation Committee approved stock option grants to Messrs. Kerrigan, Blatt and Doyle of 50,000, 30,000 and 20,000 options, respectively, at an exercise price of approximately $23.05, which options vest in five equal annual installments commencing on the date of grant.

 Compensation Arrangements

  From time to time, the Company enters into employment contracts or other compensation arrangements with executives. Currently, the Company has employment agreements with Messrs. Kerrigan, Blatt, Doyle, Stanky and Denson and certain other key employees. The terms of all such agreements are summarized under the heading "EXECUTIVE COMPENSATION--Employment Contracts."

 Compensation of the Chief Executive Officer

  Total compensation (consisting of base salary, annual incentive and long-term incentives) for Stephen R. Kerrigan, the chairman and chief executive officer of the Company, is based on a variety of factors discussed below. A significant factor taken into account by the Compensation Committee in determining Mr. Kerrigan's compensation was Mr. Kerrigan's performance as chief executive officer and his contribution to the Company and its stockholders.

  Mr. Kerrigan's compensation remained constant during the past fiscal year. In May 1998, the Compensation Committee determined to award Mr. Kerrigan annual incentive compensation in the form of a bonus of $400,000 based on Mr. Kerrigan's effective leadership and significant strategic accomplishments and on its assessment of Mr. Kerrigan's individual performance and contribution during the fiscal year ended March 31, 1998. The Compensation Committee has not yet determined the amount of any change in base salary, annual bonus or long term incentive compensation to be paid to Mr. Kerrigan for his performance and contributions during the current fiscal year.

 Impact of Section 162(m) of the Code

  The Committee notes that Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits, in certain circumstances, the deductibility of certain compensation, including stock-based compensation, in excess of $1 million paid to top executives by public companies. None of the compensation paid to the executive officers named in the Summary Compensation Table exceeded the threshold for deductibility under Section 162(m). See "EXECUTIVE COMPENSATION--Summary Compensation Table" above. The Compensation Committee reviews the potential effect of Section 162(m) periodically and evaluates its effect on compensation paid to the Company's executive officers.

The Compensation Committee

David A. Donnini
Dr. Arthur B. Laffer
Mr. Stephen G. Cerri

Stock Performance Graph

  The graph below compares the cumulative total stockholder return of the Company from July 23, 1996 through March 31, 1999 (the last day that the Nasdaq National Market was open during the Company's 1999 fiscal year) with the cumulative total return of the NASDAQ Composite Index and the Russell 2000 Index for the same periods. The graph assumes the investment of $100 in shares of Common Stock, the NASDAQ Composite Index and the Russell 2000 Index on July 23, 1996, the date of the initial public offering of the Company, and the reinvestment of all distributions and dividends.

           COMPARISON OF CUMULATIVE TOTAL RETURN OF COINMACH LAUNDRY CORPORATION, NASDAQ COMPOSITE INDEX AND RUSSELL 2000 INDEX


                             [GRAPH APPEARS HERE]

                          July Sept. Dec. Mar. June Sept. Dec. Mar. June Sept. Dec. Mar.
                          23,   30,  31,  27,  27,   26,  26,  31,  30,   30,  31,  31,
                          1996 1996  1996 1997 1997 1997  1997 1998 1998 1998  1998 1999
                          ---- ----- ---- ---- ---- ----- ---- ---- ---- ----- ---- ----
Coinmach Laundry
 Corporation............  $100 $144  $124 $121 $184 $176  $175 $151 $173 $ 71  $ 93 $ 73
NASDAQ Composite Index..  $100 $111  $116 $114 $130 $152  $141 $165 $171 $153  $198 $222
Russell 2000 Index......  $100 $107  $112 $108 $123 $141  $135 $149 $142 $113  $131 $123

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management and Consulting Services

  During the last fiscal year, the Company paid Mr. Chapman, a director of the Company, $120,000 for general financial advisory and investment banking services.

Registration Rights Agreement

  The Company and GTCR, MCS and Messrs. Blatt, Doyle, Stanky and Chapman are parties to a registration rights agreement, dated July 26, 1995 (the "Company Registration Agreement"), pursuant to which the Company granted such parties certain rights with respect to the registration under the Securities Act, for resale to the public, of their respective Registrable Securities (as defined in the Company Registration Agreement). The Company Registration Agreement provides that, among other things, GTCR has the right to "demand" registrations under the Securities Act with respect to all or a portion of GTCR's Registrable Securities. The Company Registration Agreement also provides for customary provisions regarding the priority among holders of securities with respect to the number of shares to be registered pursuant to any demand or piggyback registration and indemnification by the Company of the holders of Registrable Securities.

Certain Loans to Members of Management

  As of June 10, 1999, Mr. Kerrigan (directly and indirectly through MCS, an entity controlled by Mr. Kerrigan) and Mr. Blatt owed the Company $484,074 and $334,078, respectively, plus interest accrued thereon. During the last fiscal year, the largest aggregate amount owed to the Company by Mr. Kerrigan (directly and indirectly through MCS) and Mr. Blatt equaled $581,074 and $381,074, respectively, plus interest accrued thereon. The indebtedness of each of MCS and Mr. Blatt is evidenced by (i) two promissory notes dated January 31, 1995 in the original principal amount of $140,000; (ii) two promissory notes dated July 26, 1995 in the original amount of $52,370; and
(iii) two promissory notes dated May 3, 1996 in the original amount of $21,797. Each such note accrues interest at a rate of 8% per annum and was delivered to the Company in connection with the purchase of Company securities by MCS and Mr. Blatt. The promissory notes dated January 31, 1995 are payable in four equal annual installments commencing on January 31, 1996. The promissory notes dated July 26, 1995 and May 3, 1996 are payable in eight equal annual installments commencing on July 26, 1996 and May 3, 1996, respectively. During the last fiscal year, the Company forgave the repayment of approximately (i) $45,393 by each of MCS and Mr. Blatt, which amounts represent the aggregate amount of the third installment of principal and interest owed by MCS and Mr. Blatt under the notes dated January 31, 1995 and July 26, 1995, and (ii) $2,725 by each of MCS and Mr. Blatt, which amounts represent the aggregate amount of the second installment of principal and interest owed by MCS and Mr. Blatt under the notes dated May 3, 1996. On May 5, 1999, the Company agreed to extend a loan of $250,000 to Mr. Blatt, which loan is evidenced by a promissory note providing, among other things, that such loan (i) be repaid in a single payment on the third anniversary of such loan and (ii) accrue interest at a rate of 8% per annum. Such loan is also secured by a pledge of all the Common Stock held by Mr. Blatt.

  In connection with the Company's establishment of a corporate development office in Charlotte, North Carolina and the relocation of Messrs. Kerrigan and Denson to such office in September 1996 and March 1997, respectively, Coinmach extended loans to each of Messrs. Kerrigan and Denson in the principal amounts of $500,000 and $80,000, respectively. The loan to Mr. Denson (the "Denson Loan") is an interest free demand loan. The loan to Mr. Kerrigan (the "Kerrigan Loan") provided for the repayment of principal and interest in five equal annual installments commencing in July 1997 (each payment date, a "Payment Date") and accrual of interest at a rate of 7.5% per annum. During the fiscal year ended March 31, 1998, the Board determined to extend the Kerrigan loan an additional five years providing for repayment of outstanding principal and interest in equal annual installments ending July 2006. The Kerrigan Loan provides that payments of principal and interest will be forgiven on each Payment Date provided that Mr. Kerrigan is employed by Coinmach on such Payment Date. If Mr. Kerrigan ceases to be employed by Coinmach for a reason other than (i) a change in control of Coinmach, (ii) the death or disability of Mr. Kerrigan while employed by Coinmach, or (iii) cause (as defined in the Kerrigan Loan) (each, a "Termination Event"), then all outstanding amounts due under the Kerrigan Loan will be forgiven as of the date of the Termination Event. If Mr. Kerrigan's employment is terminated upon the occurrence of any event that is not a Termination Event, then all outstanding amounts due under the Kerrigan Loan will become due and payable within 30 business days following the termination of Mr. Kerrigan's employment.

               PROPOSAL TO AMEND THE THIRD AMENDED AND RESTATED
                        1996 EMPLOYEE STOCK OPTION PLAN

Background

  The Company adopted the 1996 Stock Employee Option Plan (the "Stock Option Plan") on July 2, 1996. The Stock Option Plan is intended to attract, retain, and provide incentives to key employees of the Company and to compensate certain officers and employees of the Company by offering them an opportunity to acquire or increase their proprietary interest in the Company. As of the Record Date, (i) the Company has granted 612,000 stock options under the Stock Option Plan to employees of the Company, all of which remain outstanding, and
(ii) there were 497,147 shares of Common Stock available for grant under the Stock Option Plan.

Purpose of Amendment

  In order to continue to implement the Company's policy of providing equity incentives and to provide greater flexibility in making awards under the Stock Option Plan, the Board of Directors has approved an amendment to the Stock Option Plan (the "Proposed Amendment"). The Proposed Amendment provides solely for the granting of awards to the Company's non-employee directors. The purpose of the Proposed Amendment is to promote the interests of the Company and its stockholders by permitting the PAC Committee to retain qualified directors through grants of proprietary interests in the Company.

  Accordingly, the stockholders of the Company are being asked to approve the Proposed Amendment to the Stock Option Plan to allow the PAC Committee to grant options to the Company's non-employee directors. The approval of the Proposed Amendment to the Stock Option Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting by holders of Common Stock entitled to vote, and if the Proposed Amendment does not receive such approval, it will not take effect.

  Pursuant to the Proposed Amendment to the Stock Option Plan, Article 3 of the Stock Option Plan would be amended to permit the granting of options to non-employee directors. Except as set forth in the foregoing sentence, all other terms and conditions of the Stock Option Plan shall remain unchanged. A summary description of the Stock Option Plan follows. This description is qualified in its entirety by reference to the specific provisions of the Stock Option Plan which has been filed with the Securities and Exchange Commission.

Shares Subject to the Stock Option Plan

  Up to 1,090,183 shares of Common Stock were reserved for issuance under the Stock Option Plan on the date of its inception. The Stock Option Plan generally grants the Board of Directors the power and authority to amend the Stock Option Plan at any time without requiring the Board of Directors to obtain stockholder approval as a condition to the effectiveness of such amendment. The Board of Directors amended the Stock Option Plan as follows:
(i) on July 26, 1996 to increase the number of shares of Common Stock reserved under the Stock Option Plan from 1,090,183 to 1,103,419, to offset the dilutive effect of the Company's registration of an additional 120,000 shares of Common Stock in its initial public offering (the "Offering"); and (ii) on September 17, 1996 to increase the number of shares of Common Stock subject to the Stock Option Plan from 1,103,419 to 1,109,147, to offset the dilutive effect of the Company's issuance of shares of Common Stock upon the exercise of the underwriters' over-allotment option granted in connection with the Offering, in each case, subject to adjustment in the event of certain transactions involving the Company. As of the Record Date, there were 497,147 shares of Common Stock available for grant under the Stock Option Plan. If an award granted under the Stock Option Plan expires or is terminated without having been exercised in full, the shares of Common Stock subject to the award but not delivered are available again for awards under the Stock Option Plan.

Who May Participate in the Stock Option Plan

  Options under the Stock Option Plan may be granted to full-time, salaried employees of the Company and its subsidiaries. Currently, no directors of the Company are eligible to receive options under the Stock Option Plan unless they are also full-time salaried employees of the Company or one of its subsidiaries.

  The Stock Option Plan is administered by the Plan Administration and Compensation Committee (the "PAC Committee"), comprised of disinterested members of the Board of Directors. The PAC Committee has authority under the Stock Option Plan to designate the persons to whom options will be granted, and, subject to the various provisions of the Stock Option Plan, to fix the number of shares to be subject to such options and the other terms and conditions of such options. Under the Stock Option Plan, the PAC Committee may grant incentive stock options ("Incentive Options") or options which do not qualify as incentive stock options ("Non-Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The PAC Committee has full power to construe and interpret the Stock Option Plan and to establish rules for its administration. The PAC Committee's determinations are binding upon all persons.

Description of the Stock Option Plan

  All options granted under the Stock Option Plan are subject to the following terms:

  --The option must be evidenced by a written agreement between the Company and the option holder.

  --The exercise price of the option must be an amount which is either (i) greater than or equal to the closing price on the date of grant of such option or (ii) equal to the average closing price of the Common Stock for the thirty (30) consecutive trading days immediately preceding the date of grant.

  --Options granted under the Stock Option Plan shall become exercisable at such time or times and into such amounts of Common Stock as may be determined by the PAC Committee in its sole discretion, subject to the terms and conditions of the Stock Option Plan.

  --If an option holder's employment by the Company or a subsidiary terminates prior to an option's stated expiration date on account of the death of such holder, all options underlying such holder's option agreement shall vest immediately on the date of death and shall expire on the date that is 90 days after the death of such holder, unless provided otherwise in such holder's option agreement. If an option holder's employment by the Company or a subsidiary terminates prior to an option's stated expiration date on account of the disability of such holder, all options underlying such holder's option agreement shall vest immediately on the date of disability and shall expire on the date that is one year after the date of disability of such holder, unless provided otherwise in such holder's option agreement. If an option holder elects to voluntarily retire from the Company or a subsidiary, all unvested options shall continue to vest for a period of three years following the retirement date and the holder of such option shall have the right to exercise any vested portion of such option during such three-year period, unless otherwise provided in such holder's option agreement or in the Stock Option Plan. If an option holder's employment by the Company or a subsidiary is terminated without cause, the holder of such option shall have the right to exercise any vested options for a period of 30 days following the date of such termination, unless otherwise provided in such holder's option agreement.

  --The exercise price payable upon the exercise of an option granted under the Stock Option Plan must be paid in cash or check upon exercise, or if the PAC Committee has so permitted, in the case of Non-Incentive Options, by delivery of other shares of Common Stock or by retention by the Company of the shares of Common Stock which would otherwise be transferred to the option holder, in each case, having an aggregate fair market value equal to the exercise price or by delivering a combination of cash and Common Stock.

  --An option holder cannot transfer an option granted under the Stock Option
   Plan except by such option holder's will or the laws of intestacy.

  --During an option holder's life, only the option holder can exercise such holder's options.

  Incentive Options granted under the Stock Option Plan will be subject to the following terms, in addition to the terms described above which are applicable to all options granted under the Stock Option Plan:

  --The aggregate fair market value (determined at the time of grant) of the shares of Common Stock subject to all Incentive Options granted to any one person under the Stock Option Plan (or any other plan of the Company and its subsidiaries) which are exercisable for the first time in any calendar year cannot exceed $100,000.

  --Each Incentive Option granted under the Stock Option Plan will expire no more than ten years after the date of its grant.

  The Stock Option Plan provides that the total number of shares subject to the Stock Option Plan and the exercise price per share may be proportionately adjusted by the Board of Directors in the event of a stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in the capitalization of the Company. In the event of a reorganization, reclassification, consolidation, merger or sale of substantially all of the Company's assets, the Board of Directors may adjust the number, type, or price of options to reflect the event.

  Under the terms of the Stock Option Plan, the Board of Directors may amend the Stock Option Plan at any time without the approval of the Company's stockholders so long as any amendment does not affect outstanding options or adversely affect the Stock Option Plan's qualification under the Code. The Board of Directors must obtain the affirmative vote of a majority of all issued and outstanding shares of Common Stock to amend the Stock Option Plan in any manner which would cause any outstanding Incentive Options to no longer qualify as Incentive Options or which would cause the Stock Option Plan not to satisfy the Code's requirements relating to performance-based compensation. If any option holder is deemed to be an "insider" for purposes of Section 16 of the Exchange Act, the Board of Directors must obtain the affirmative vote of a majority of all issued and outstanding shares of Common Stock in order to (i) increase the total number of shares of Common Stock for which options may be granted, (ii) increase the benefits accruing to participants under the Stock Option Plan, or (iii) modify the eligibility requirements for participation in the Stock Option Plan.

  The Proposed Amendment is being submitted for stockholder approval in order to, among other things, permit the Stock Option Plan to continue to meet certain requirements of the Code with respect to the granting of Incentive Options and the deductibility of stock-based compensation pursuant to Section 162(m) of the Code. In addition, stockholder approval is required in order to comply with the conditions of Rule 16b-3 ("Rule 16b-3") under the Exchange Act. Compliance with Rule 16b-3 permits, among other things, officers and directors of the Company to surrender for credit, at current fair market value, shares of previously purchased Common Stock in payment of the applicable option exercise price and to receive cash upon surrender of options granted under the Stock Option Plan without incurring "short-swing profit" liability under the Exchange Act. The Board of Directors believes that compliance with Rule 16b-3 substantially enhances the incentive compensation benefits of the Incentive Options.

Options Granted under the Stock Option Plan

  During the period from the inception of the Stock Option Plan through the Record Date, (i) Mr. Kerrigan, Mr. Blatt, Mr. Doyle, Mr. Stanky and Mr. Denson have been granted 100,000, 160,000, 40,000, 70,000 and 15,000 stock options, respectively, (ii) all current executive officers, as a group, have been granted 385,000 stock options, (iii) all current employee directors, as a group, have been granted 100,000 options, and (iv) all employees, including all current officers who are not executive officers, as a group, have been granted 227,000 stock options. On May 5, 1999, the Board of Directors approved, conditioned on shareholder approval of the Proposed Amendment to the Stock Option Plan, grants of stock options to each of Messrs. Chapman, Cerri and Laffer to purchase 66,244, 35,000 and 35,000 shares of Common Stock, respectively, at exercise prices equal to the per share fair market value of one share of Common Stock on the date of grant.

Federal Income Tax Consequences

 Incentive Options

  Except as described below, neither the granting nor the exercise of an Incentive Option under the Stock Option Plan will result in recognition of income or loss to the grantee of the option for Federal income tax purposes. If (i) the option holder retains ownership of Common Stock issued upon exercise of an Incentive Option for at least two years from the grant of the option and one year after the stock was transferred to the option holder pursuant to such exercise and at all times during the period beginning on the date of the granting of the option and ending on the date three months before the date of exercise, and (ii) the option holder was an employee of the Company or a parent or subsidiary of the Company, or a corporation or parent or subsidiary of such corporation issuing or assuming such option in a transaction to which Section 424(a) of the Code applies, then the option holder will be entitled to long-term capital gain treatment on any gain from the subsequent sale of Common Stock. The basis of Common Stock will be its exercise price. Any gain from the subsequent sale of stock issued upon exercise of an Incentive Option or loss (measured by the difference between the amount realized on disposition and the basis) will be long-term capital loss. Generally, the Company will not be entitled to any deduction in connection with the grant or exercise of Incentive Options under the Stock Option Plan or the sale of Common Stock issued upon exercise of such options.

  If an option holder does not satisfy the holding period for Common Stock acquired upon exercise of an Incentive Option, any gain realized upon the disposition of such Common Stock will be taxed as ordinary income for Federal income tax purposes to the extent of the difference between the option exercise price and the lesser of (i) the fair market value of Common Stock on the date the option was exercised and (ii) the amount realized upon disposition of Common Stock. Any amount realized by the option holder in excess of such difference will be either long-term or short-term capital gain, depending on the holding period for Common Stock. The Company will be entitled to a deduction equal to the amount of ordinary income, if any, recognized by the option holder.

  If an option holder exercises an Incentive Option granted under the Stock Option Plan by delivering Common Stock which was acquired upon the prior exercise of an Incentive Option and which had not been held for the required holding period, then the option holder would recognize ordinary income from the disposition of such previously acquired Common Stock. The amount of ordinary income would be determined in the same manner as in the case of any premature disposition of stock received under an Incentive Option, as described above, and the Company would be entitled to a deduction in the amount of such ordinary income. If Common Stock delivered to pay the exercise price upon exercise of an Incentive Option had not been acquired upon the prior exercise of an Incentive Option, or if it has been acquired upon exercise of an Incentive Option and held for the required period, then the option holder would not recognize any income or gain from such delivery. In such event, the basis and holding period of the shares of Common Stock received will carry over to such shares to the extent the number of such shares received equals the number of shares of Common Stock tendered, and any excess shares of Common Stock received will have a zero basis and a new holding period (which will be subject to the one-year and two-year holding period rules described above).

 Non-Incentive Options

  Employees who have been granted Non-Incentive Options under the Stock Option Plan will not recognize income for Federal income tax purposes at the time the options are granted. Upon exercise of a Non-Incentive Option for cash, in general, a holder will recognize ordinary income for Federal income tax purposes to the extent of any excess of the fair market value of the Company's Common Stock received upon exercise over the exercise price of such Common Stock. Notwithstanding the foregoing, directors and officers of the Company who are subject to Section 16-b of the Exchange Act are subject to special tax rules relating to the receipt of shares upon the exercise of Non-Incentive Options. The Company will be entitled to a deduction in the amount which the holder recognized as ordinary income provided that certain conditions are met.

  When an employee exercises a Non-Incentive Option by delivering Common Stock, the employee will generally recognize ordinary income to the extent of the fair market value of the shares received in excess of the number of shares of Common Stock tendered on exercise (as well as ordinary income in connection with the disposition of any Common Stock tendered as a result of prior exercise of an Incentive Option for which the holding periods described above were not met).

  The basis and holding period of the number of shares of Common Stock received will carry over to such shares to the extent the number of shares received equals the number of shares of Common Stock tendered

(assuming no shares failing to meet the one-year and two-year holding periods described above for stock acquired on exercise of an Incentive Option are tendered) and any excess shares of Common Stock received will have a new holding period and a fair market value basis.

  The Company will be entitled to a deduction equal to any ordinary income recognized by the option holder.

  The Board of Directors unanimously recommends that the stockholders vote "FOR" approval of the Proposed Amendment to the Stock Option Plan.

              CONFIRMATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Company has selected Ernst & Young LLP as independent auditors to audit the books and accounts of the Company for the current fiscal year and recommends that the stockholders confirm such selection. Ernst & Young LLP served in that capacity with respect to the fiscal year ended March 31, 1999. In the event of a negative vote, the Board of Directors will reconsider its selection. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to have the opportunity to make a statement and to respond to questions from stockholders.

  The Board of Directors unanimously recommends that the stockholders vote "FOR" the confirmation of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 2000.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

  Proposals of stockholders intending to be presented at the 2000 Annual Meeting of Stockholders of the Company must be received by the Company for inclusion in the Proxy Statement and form(s) of proxy relating to such Annual Meeting no later than February 28, 2000. Stockholder proposals should be directed to the attention of the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Timely receipt of a stockholder's proposal will satisfy only one of several conditions established by applicable federal securities laws for inclusion in the Company's proxy materials.

                            DISCRETIONARY AUTHORITY

  It is not intended to bring before the Annual Meeting any matters except (i) the election of two Class III Directors, (ii) the amendment of the Third Amended and Restated 1996 Employee Stock Option Plan and (iii) the confirmation of the appointment of Ernst & Young LLP as independent auditors. Management is not aware at this time of any other matters to be presented for action. If, however, any other matters properly come before the Annual Meeting, the persons named as proxies in the enclosed form of proxy intend to vote in accordance with their judgment on the matters presented.

                                          By Order of the Board of Directors

                                          Robert M. Doyle
                                          Secretary

June 25, 1999

                                   [LOGO]
                                   --------
                                   COINMACH
                                   --------
                                   KEEPING AMERICA CLEAN
                                   ONE LAUNDRY ROOM AT A TIME

                          COINMACH LAUNDRY CORPORATION

                              CLASS A COMMON STOCK

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS - July 28, 1999

     The undersigned hereby appoints Stephen R. Kerrigan and Robert M. Doyle, or any one or more of them, each with full power of substitution, the proxy or proxies for and in the name of the undersigned, to vote the shares of Class A Common Stock, par value $.01 per share, of Coinmach Laundry Corporation, a Delaware corporation (the "Corporation"), that the undersigned would be entitled to vote if personally present at the 1999 Annual Meeting of Stockholders of the Corporation to be held at The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina, on Wednesday, July 28, 1999 at 11:00 A.M., local time, and at any adjournment thereof, upon the matters described in the Notice of Annual Meeting of Stockholders and Proxy Statement (the "Proxy Statement"), mailed on or about June 28, 1999, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card, and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

     THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF COINMACH LAUNDRY CORPORATION AND WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER'S SPECIFICATIONS HEREON. IN THE ABSENCE OF ANY SUCH SPECIFICATION, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" APPROVAL OF AN AMENDMENT TO THE THIRD AMENDED AND RESTATED 1996 EMPLOYEE STOCK OPTION PLAN AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.   COINMACH LAUNDRY CORPORATION
                                              P.O. BOX 11415
                                              NEW YORK, NY 10203-0415

The Board of Directors of COINMACH LAUNDRY CORPORATION recommends a vote FOR Proposals 1, 2 and 3.

1.  Election of Directors:   FOR all nominees       WITHHOLDING AUTHORITY to                 FOR all nominees except
                             listed below  [_]      vote for all nominees listed below       as noted below  [_]
                                                    [_]
Nominees: Mitchell Blatt and Bruce V. Rauner

INSTRUCTIONS:  To withhold authority to vote for any nominee, mark the "FOR all nominees except as listed below" box and write the name/s of that/those nominee/s in the space provided below.

Exception/s:                                                                        In his discretion, either of the Proxies is
            ---------------                                                         authorized to vote and otherwise represent the
                                                                                    shares upon such other business as may properly
                                                                                    come before the meeting or any adjournment(s)
                                                                                    or postponement(s) thereof.
2.  Approval of an Amendment to theThird Amended and Restated 1996
    Employee Stock Option Plan.

        FOR  [_]  AGAINST  [_]  ABSTAIN  [_]                                       [_]  Mark here if you plan to attend the meeting.

3. Ratification of appointment of Ernst & Young LLP as the Corporation's           Change of Address and/or Comments Mark Here  [_]
   independent auditors for the year ending March 31, 2000.
        FOR  [_]  AGAINST  [_]  ABSTAIN  [_]                                       NOTE:   Please date and sign this proxy exactly
                                                                                   as your name appears hereon.  In case of joint
                                                                                   owners, each joint owner should sign.  When
                                                                                   signing in a fiduciary or representative
                                                                                   capacity, please give your full title.  If the
                                                                                   proxy is submitted by a corporation or
                                                                                   partnership, it should be executed in the full
                                                                                   corporation or partnership name by a duly
                                                                                   authorized person.

                                                                                   Dated:                        , 1999
                                                                                         -----------------------

                                                                                    ------------------------------------------------

                                                                                    Signature

                                                                                    Signature

                                                                                    Votes must be indicated in black or blue ink.
                                                                                    For each proposal, mark "X" in only one box.

(Please sign, date and return this proxy promptly in the enclosed postage prepaid envelope.)
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